Exhibit 5.1

Our ref: RZB/812949-000001/37059248v2

Critical Metals Corp.

Kingston Chambers

PO Box 173

Road Town

Tortola, VG1110

British Virgin Islands

5 June 2024

Dear Sirs

Critical Metals Corp. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) related to the reservation for issuance of 9,073,988 ordinary shares of par value of US$0.001 per share of the Company, authorised for issuance pursuant to the Critical Metals Corp. 2024 Incentive Award Plan (the “Incentive Award Plan”) and 1,814,297 ordinary shares of par value of US$0.001 per share of the Company, authorised for issuance pursuant to the Critical Metals Corp. 2024 Employee Stock Purchase Plan (the “Stock Purchase Plan” and together with the Incentive Award Plan and any award agreements issued under the Incentive Award Plan or the Incentive Award Plan, the “Plans” and each a “Plan”) (the “Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 5 June 2024, including the Company’s certificate of incorporation and its memorandum and articles of association as registered on 27 February 2024 (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 5 June 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the sole director of the Company dated 24 October 2022, 22 December 2022, 10 May 2023, 4 August 2023, 9 November 2023, 8 February 2024, 27 February 2024 (concerning, amongst other things, the Plans) and 27 February 2024 (concerning, amongst other things, the Business Combination Agreement (as defined in the Plans)) (together, the “Resolutions”).

1.4	The written resolutions of the sole member of the Company dated 27 February 2024 (concerning, amongst other things, the Plans) and 27 February 2024 (concerning, amongst other things, the Business Combination Agreement) (together, the “Member Resolutions”).

1.5	A Certificate of Incumbency dated 5 June 2024, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 5 June 2024 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.8	The Registration Statement.

1.9	The Incentive Award Plan.

1.10	The Stock Purchase Plan.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Each written agreement, contract or other instrument or document evidencing any award granted under the Incentive Award Plan or the Stock Purchase Plan incorporates or will incorporate the terms of the Incentive Award Plan or the Stock Purchase Plan (as applicable) and has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the British Virgin Islands law as the governing law of the Plans has been made in good faith.

2.4	Where the Plans have been provided to us in draft or undated form, they will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Plans marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plans.

2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.

2.10	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.11	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plans.

2.12	No monies paid to or for the account of any party under the Plans represents or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.13	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

2.14	The Company has received, or will receive, cash consideration or non-cash consideration (the “Consideration”) in consideration for the issue of the Shares, and that:

(a)	none of the Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is or will be not less than the amount to be credited for such Shares,

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	The Shares to be offered and issued by the Company pursuant to the provisions of the Plans, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plans for the consideration fixed thereto and duly registered in the Company’s register of members, will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable, provided that, to the extent that any Shares are to be issued, in whole or in part, for non-cash consideration, the Company passes a resolution of directors in respect of such Shares stating:

(a)	the amount to be credited for the issue of such Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.2	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Plans or the Registration Statement.

4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

We express no view as to the commercial terms of the Plans or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

This opinion is addressed to you and may be relied upon by you, your counsel and recipients of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Appendix A

Director’s Certificate

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

Date: 5 June 2024

Dear Sirs

Critical Metals Corp. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The memorandum and articles of association of the Company registered on 27 February 2024 remain in full force and effect and are unamended.

2	The written resolutions of the then sole director of the Company dated 24 October 2022, 22 December 2022, 10 May 2023, 4 August 2023, 9 November 2023, 8 February 2024, 27 February 2024 (concerning, amongst other things, the Plans) and 27 February 2024 (concerning, amongst other things, the Business Combination Agreement) were signed by the then sole director of the Company in the manner prescribed in the memorandum and articles of association of the Company, including as to the disclosure of any interests in the documents referred to therein, and have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The Company is authorised to issue a maximum of 500,000,000 shares with a par value of US$0.001 each divided into two classes of 450,000,000 ordinary shares and 50,000,000 preferred shares. Immediately prior to the sale of the ordinary shares, the Company will have sufficient authorised but unissued ordinary shares under the memorandum and articles of association of the Company at the time any Shares are issued.

4	9,073,988 ordinary shares of par value of US$0.001 per share of the Company is the number of ordinary shares of par value US$0.001 per share of the Company that was equal to 10% of the aggregate number of ordinary shares of par value of US$0.001 per share of the Company issued and outstanding immediately following the Effective Date (as defined in the Incentive Award Plan).

5	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

6	The sole director of the Company at the date of the Resolutions was Michael Hanson. The directors of the Company as at the date of this certificate are: Antony Sage; Michael Hanson; Malcolm Day; Carolyn Trabuco; and Mykhailo Zhernov.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the memorandum and articles of association of the Company) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following the implementation of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plans for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

11	The directors of the Company consider the transactions contemplated by the Registration Statement and the Plans to be of commercial benefit to the Company and have acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	The Company has at no time had employees.

14	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15	The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Director